Exhibit (d)(10)

Schedule A

Funds and Portfolios Covered by Amended and Restated Sub-Research Agreement

between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	1-3 Year Duration Securitized Bond Central Fund	Fixed-Income	07/20/06
Fidelity Central Investment Portfolios II LLC	2-5 Year Duration Securitized Bond Central Fund	Fixed-Income	07/20/06
Fidelity Central Investment Portfolios II LLC	Corporate Bond 1-5 Year Central Fund	Fixed-Income	07/20/06
Fidelity Central Investment Portfolios II LLC	Corporate Bond 1-10 Year Central Fund	Fixed-Income	07/20/06
Fidelity Central Investment Portfolios II LLC	Mortgage Backed Securities Central Fund	Fixed-Income	07/20/06
Agreed and Accepted as of August 1, 2007
Fidelity International Investment Advisors (U.K.) Limited	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity International Investment Advisors
By: /s/Richard Wane		By: /s/Allan Pelvang
Name: Richard Wane		Name: Allan Pelvang
Title: Director		Title: Director